As filed with the Securities and Exchange Commission on August 3, 2005

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

EPICOR SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	33-0277592
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18200 Von Karman Avenue, Suite 1000

Irvine, California 92612

(949) 585-4000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Epicor Software Corporation 2005 Stock Incentive Plan

Epicor Software Corporation Deferred Compensation Plan

(Full title of the plan)

L. George Klaus, Chief Executive Officer

Epicor Software Corporation

18200 Von Karman Avenue, Suite 1000

Irvine, California

(949) 585-4000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

John D. Ireland, Esq. Epicor Software Corporation 18200 Von Karman Avenue, Suite 1000 Irvine, California (949) 585-4000	Katharine A. Martin, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value, to be issued under the Epicor Software Corporation 2005 Stock Incentive Plan (1)	3,000,000(2)	$14.46(3)	$43,380,000.00(3)	$5,105.83(4)
Deferred Compensation Obligations to be issued under the Epicor Software Corporation Deferred Compensation Plan (5)	$465,138.39	100%	$465,138.39	$54.75
Total				$5,160.58

(1)	The shares being registered hereby will be accompanied by the Registrant’s Series A Junior Participating Preferred Stock Purchase Rights. Until the occurrence of certain prescribed events, such rights will not be exercisable, will be evidenced by the certificates representing the Registrant’s Common Stock, and will attach to and trade only together with the Common Stock.
(2)	This Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the Epicor Software Corporation 2005 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(3)	Computed in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq National Market on July 27, 2005, which amount was $14.46 per share.
(4)	Amount of the Registration Fee was calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, and was determined by multiplying the aggregate offering amount by 0.0001177.
(5)	The obligation under the Epicor Software Corporation Deferred Compensation Plan (the “DCP”) are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the DCP.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by Epicor Software Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) and are incorporated by reference in this registration statement (this “Registration Statement”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on March 16, 2005;

(b)(1)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the Commission on May 10, 2005;

(b)(2)	The Registrant’s Current Report on Form 8-K filed with the Commission on August 1, 2005;

(b)(3)	The Registrant’s two Current Reports on Form 8-K filed with the Commission on July 25, 2005;

(b)(4)	The Registrant’s Current Report on Form 8-K filed with the Commission on July 22, 2005;

(b)(5)	The Registrant’s Current Report on Form 8-K filed with the Commission on May 25, 2005;

(b)(6)	The Registrant’s Current Report on Form 8-K filed with the Commission on May 11, 2005;

(b)(7)	The Registrant’s Current Report on Form 8-K filed with the Commission on April 22, 2005;

(b)(8)	The Registrant’s Current Report on Form 8-K filed with the Commission on April 21, 2005;

(b)(9)	The Registrant’s Current Report on Form 8-K filed with the Commission on April 4, 2005;

(b)(10)	The Registrant’s Current Report on Form 8-K filed with the Commission on January 26, 2005;

(c)(1)	The description of the Registrant’s Common Stock contained in its registration statement on Form 8-A, filed with the Commission on or about October 15, 1992, and any subsequent amendment and restatement or report filed with the Commission for the purposes of updating such description; and

(c)(2)	The description of the Registrant’s Preferred Stock Purchase Rights contained in its registration statement on Form 8-A, filed with the Commission on April 14, 1994, as amended November 21, 2001 and November 1, 2004.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to the Registration Statement that indicates that all of the shares of Common Stock offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable with respect to Common Stock, $0.001 par value, to be issued under the Epicor Software Corporation 2005 Stock Incentive Plan.

The Securities being registered pursuant to the DCP represent obligations (the “Obligations”) of the Registrant to pay deferred compensation in the future in accordance with the terms of the DCP, which is filed hereto as Exhibit 4.3.

The Obligations are general unsecured obligations of the Registrant to pay deferred compensation in the future according to the DCP from accounts established by the Registrant for each participant in the DCP. Although the funds are available to creditors of the Registrant, they are not available for general corporate purposes.

The amount of compensation to be deferred by each participant is determined in accordance with the DCP based on elections by the participant. Certain eligible employees may defer up to 70% of base salary and up to 100% of eligible bonuses and sales commissions, with an annual minimum of $10,000. Amounts credited to a participant’s account are credited with deemed investment returns equal to the experience of selected investment funds offered under the DCP and elected by the participant. The Obligations are generally payable upon a date or dates selected by the participant in accordance with the terms of the DCP, subject to exceptions for certain types of withdrawals and certain terminations of employment. The Obligations generally are payable in the form of a lump-sum distribution or in installments, at the election of the participant made in accordance with the terms of the DCP.

Participants or beneficiaries generally may not sell, transfer, anticipate, assign, hypothecate or otherwise dispose of any right or interest in the DCP. A participant may designate one or more beneficiaries to receive any portion of Obligations payable in the event of death. The Registrant reserved the right to amend, suspend or terminate the DCP at any time and for any reason, however no such amendment, termination or suspension shall have any retroactive effect to reduce any amounts allocated to a participants account.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation to grant or a court to award indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant’s second restated certificate of incorporation, as amended, and the Registrant’s amended and restated bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. The Registrant’s amended and restated bylaws also provide that the Registrant may purchase insurance to protect any director, officer, employee or agent against any liability, whether or not the Company would have the power to indemnify such person against such liability under Delaware Law. In addition, the Registrant has entered into indemnification agreements with its directors and certain officers, pursuant to which these directors and officers are indemnified to the fullest extent permitted by the Registrant’s second restated certificate of incorporation, the Registrant’s amended and restated bylaws and applicable law as the same exists or may be amended.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

4.1	Epicor Software Corporation 2005 Stock Incentive Plan and form of underlying Stock Option Agreement
4.2	Epicor Software Corporation Deferred Compensation Plan.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm – Deloitte & Touche LLP.
24.1	Power of attorney (included in signature page to this Registration Statement).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration

Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on July 29, 2005.

EPICOR SOFTWARE CORPORATION

By:	/s/ Michael Piraino
Michael Piraino Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Epicor Software Corporation, do hereby constitute and appoint L. George Klaus and Michael A. Piraino, or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for us and in our names, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ L. GEORGE KLAUS L. George Klaus	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 29, 2005

/s/ MICHAEL A. PIRAINO Michael A. Piraino	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 29, 2005

/s/ HAROLD D. COPPERMAN Harold D. Copperman	Director	July 29, 2005

/s/ DONALD R. DIXON Donald R. Dixon	Director	July 29, 2005

/s/ THOMAS F. KELLY Thomas F. Kelly	Director	July 29, 2005

/s/ ROBERT H. SMITH Robert H. Smith	Director	July 29, 2005

EXHIBIT INDEX

Exhibit No.	Description

4.1	Epicor Software Corporation 2005 Stock Incentive Plan and form of underlying Stock Option Agreement
4.2	Epicor Software Corporation Deferred Compensation Plan.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm – Deloitte & Touche LLP.
24.1	Power of attorney (included in signature page to this Registration Statement).